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                                                                    Exhibit 10.8

                             EMPLOYMENT AGREEMENT
                         DATED AS OF FEBRUARY 19, 1999
                         BETWEEN GLOBAL CROSSING LTD.
                                      AND
                               ROBERT ANNUNZIATA

     ROBERT ANNUNZIATA ("Executive") and GLOBAL CROSSING LTD. ("Company") hereby agree as follows:

     1. Term. The term of Executive's employment by Company under this Agreement (the "Term") shall commence on and as of February 22, 1999 for a three-year term ending February 22, 2002, and continue thereafter for successive one-year terms (the initial three-year term and each one-year term thereafter, collectively the "Term"), unless either Company or Executive gives notice to the other at least six (6) months in advance of the expiration of the current term that it wishes to terminate this Agreement, in which event this Agreement shall terminate as of the end of such term, unless earlier terminated as hereafter provided.

     2. Title and Duties. During the Term, Executive shall be employed by Company as Chief Executive Officer ("CEO") reporting to Lodwrick Cook and Gary Winnick, Co-Chairmen of the Board of Directors of the Company. Executive shall devote his full-time attention and energies to the business of the Company; provided, however, that the foregoing shall not preclude Executive from engaging in charitable and community affairs, or participating as a director of a non competing business company, or managing his personal passive investments. Executive shall perform such duties, which shall not be inconsistent with his position as CEO of Company, as are assigned to him from time to time by the Co-Chairmen of the Board of Company, and any other duties undertaken or accepted by Executive consistent with his position as Chief Executive Officer of the Company. Every executive officer of the Company (other than the Co-Chairmen and the Vice Chairmen) designated by the Executive shall report to him. Company agrees to use its best efforts to cause Executive to be elected to the Board of Directors of the Company (or its successor in interest), at the next annual meeting of the Company or earlier if possible, and to nominate Executive as a member of the management slate at each annual meeting of stockholders during employment hereunder at which Executive's director class comes up for election. Executive agrees to serve on the Board if elected. A failure to elect the Executive to the Board of Directors shall give the Executive the right to terminate his employment under this Agreement in accordance with Section 11.

     3. Salary; Signing Bonus; Loan. (a) Executive shall receive a salary of $500,000 per annum during the first three (3) years of the Term. Executive's salary shall be reviewed at least annually and may be increased but not decreased. Salary payments shall be made in equal installments in accordance with Company's then prevailing payroll policy.

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     (b) Within 10 days from the date of commencement of Executive's employment with the Company, the Company shall pay to Executive a $10 million signing bonus, payable in cash. In the event Executive voluntarily resigns or his employment is terminated pursuant to Section 10(a)(iii) or 10(a)(iv) in the first year of Executive's employment, Executive shall return one twelfth (1/12) of the signing bonus to the Company for each full month Executive does not complete during such first year.

     (c) The Company shall make available a full recourse unsecured loan facility to Executive at the commencement of Executive's employment with the Company in an aggregate principal amount not to exceed $5 million in order to allow Executive to purchase shares of the Company's common stock; provided, however, loans will be available only to the extent the Executive simultaneously uses his own funds to purchase a like amount of the Company's common stock. The loans shall bear interest at the minimal rate required to make the loans an arms length transaction for tax purposes and shall be payable quarterly. The principal shall be payable after three years or, if earlier, upon the termination of Executive's employment with the Company or the disposal of the shares purchased with the proceeds of the loans. The proceeds of the loans shall be used only to purchase the Company's common stock. The loan facility shall be available during Executive's employment with the Company and shall be drawable in minimum $100,000 increments.

     4. Annual Bonus. For each year of the Term, Executive will be eligible for an annual bonus which will be determined by the Board of Directors, but which shall not be less than $500,000 for any year during the Term. The bonus shall be reviewed at least annually by the Board of Directors and may be increased but not decreased.

     5. Stock Options. Subject to Board approval, Executive shall be granted stock options (the "Two Million Options") to purchase an aggregate of Two Million (2,000,000) shares of common stock of the Company. The Two Million Options are deemed to be of record as of February 16, 1999 in order to be eligible for the March 9, 1999 stock split. The Two Million Options shall be granted in accordance with, and subject to the following:

     (a) The exercise price of the Two Million Options shall be equal to the closing price of the common stock of the Company on the day before this Agreement is executed and delivered and announced minus Ten Dollars ($10) per share. The Two Million Options may be exercised at any time after vesting but prior to expiration.

     (b) The Two Million Options shall be subject to the terms and conditions of the 1998 Global Crossing Incentive Stock Option Plan, a copy of which is attached hereto and incorporated herein by reference as Exhibit "B" and a Non-Qualified Stock Option Agreement, the form of which is attached and incorporated herein by reference as Exhibit "C".

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     (c) The Two Million Options shall vest in such shares according to the following schedule:

         Tranche           No. of Shares         Vesting
         -------           -------------         -------
         1                 500,000               Immediately upon execution of
                                                 this Agreement
         2                 500,000               February 22, 2000
         3                 500,000               February 22, 2001
         4                 500,000               February 22, 2002

         The vesting schedule shall be accelerated in the event of a Non-Fault Termination (as defined in Section 12).

     (d) In the event there is a Change of Control at any time during the Term, then the acceleration of the vesting schedule of the Two Million Options and the exercisiability of the Two Million Options shall be governed by the Plan upon such Change of Control.

     (e) The Two Million Options shall expire on the earlier of ten years from the date of grant or the termination date set forth in the Plan after termination of Executive's employment with Company.

     (f) At the end of the initial Term, Executive shall have the right, for a period of six (6) months thereafter exercisable on ten (10) days written notice to Company ("Put Period"), to require the Company to purchase from him up to 2,000,000 shares of the common stock of the Company held by Executive as a result of the exercise of the Two Million Options at a purchase price equal to the closing price of the common stock of the Company on the day before this Agreement is executed and delivered and announced (which the parties agree is set forth on Exhibit A hereto).

     (g) In the event the outstanding shares of common stock of Company are changed into or exchanged for a different number or kind of shares or other securities of Company or of another corporation by reason of merger, consolidation, other reorganization, reclassification, combination of shares, stock split-up or stock dividend, rights of the Two Million Options granted hereunder, the number of subject shares and the exercise price (and other terms herein relating thereto) shall be adjusted appropriately.

     6. Additional Stock Options. Subject to Board approval, Executive shall be granted stock options (the "250K Options"; and together with the Two Million Options, the "Options") to purchase an aggregate of Two Hundred Fifty Thousand (250,000) shares of common stock of the Company. The 250K Options are deemed to be of record as of February 16, 1999 in order to be eligible for the March 9, 1999 stock split. The 250K Options shall be granted in accordance with, and subject to the following:

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     (a) The exercise price of the 250K Options shall be equal to the closing price of the common stock of the Company on the day before this Agreement is executed and delivered and announced. The 250K Options may be exercised at any time after vesting but prior to expiration.

     (b) The 250K Options shall be subject to the terms and conditions of the 1998 Global Crossing Incentive Stock Option Plan, a copy of which is attached hereto and incorporated herein by reference as Exhibit "B" and a Non-Qualified Stock Option Agreement, the form of which is attached and incorporated herein by reference as Exhibit "C".

     (c) The 250K Options shall vest in full on Executive's first day of employment by the Company.

     (d) In the event there is a Change of Control at any time during the Term, then the exercisability of the 250K Options shall be governed by Company policy upon such Change of Control.

     (e) The 250K Options shall expire on the earlier of ten years from the date of grant or the termination date set forth in the Plan after termination of Executive's employment with Company.

     (f) In the event the outstanding shares of common stock of Company are changed into or exchanged for a different number or kind of shares or other securities of Company or of another corporation by reason of merger, consolidation, other reorganization, reclassification, combination of shares, stock split-up or stock dividend, rights of the 250K Options granted hereunder, the number of subject shares and the exercise price (and other terms herein relating thereto) shall be adjusted appropriately.

     7. Benefits. Executive shall be entitled to receive the following benefits:

     (a) Health care coverage equivalent to that provided to the Company's other executive officers.

     (b) Reimbursement of reasonable living expenses for temporary housing in the Los Angeles area until permanent accommodations are arranged but not later than December 31, 1999 and reimbursement of reasonable relocation expenses.

     (c) Monthly first class airfare to Los Angeles for members of Executive's immediate family (spouse, mother and all children including the child of his wife, Patricia).

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     (d) Private aircraft, if available, or First class airfare and limousine service to/from residence and/or office in connection with all company travel and for appropriate trips to New Jersey until permanent living arrangements are made in Los Angeles as required. No such trips shall interfere with Executive's reasonable performance of his responsibilities as Chief Executive Officer.

     (e) Four (4) weeks paid vacation each year during the Term. The maximum accrued vacation shall be 4 weeks.

     (f) The Executive shall be treated in the same manner as, and shall be entitled to such benefits and other perquisites and terms and conditions of employment no less favorable than those provided to the most senior officers of the Company.

     8. Reimbursement for Expenses. Executive shall be expected to incur various business expenses customarily incurred by persons holding like positions, including but not limited to traveling, entertainment and similar expenses, all of which are to be incurred by Executive in the belief that they will benefit the Company. Subject to Company's policy regarding the reimbursement and non-reimbursement of such expenses, Company shall reimburse Executive for such expenses from time to time, at Executive's request, and Executive shall account to Company for such expenses.

     9.  Protection of Company's Interests.

     (a) During the Term of Executive's employment by Company, Executive will not compete in any manner, directly or indirectly, whether as a principal, employee, consultant, agent, owner or otherwise, with Company or any affiliate thereof except that the foregoing will not prevent Executive from holding at any time less that 5% of the outstanding capital stock of any company whose stock is publicly traded.

     (b) To the extent permitted by law, all rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by Executive during the Term of his employment or resulting from his service shall be deemed to be a work for hire and shall be the sole and exclusive property of Company. Executive agrees to execute, acknowledge and deliver to Company, at Company's request, such further documents as Company finds appropriate to evidence Company's rights in such property. Any confidential and/or proprietary information of Company or any affiliate thereof (including, without limitation, any information relating to the identities, capabilities, compensatory and contractual arrangements and/or general personnel data of employees of Company and its affiliates) shall not be used by Executive or disclosed or made available by

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         Executive to any person except as required in the course of his employment, and upon expiration or earlier termination of the term of this Agreement, Executive shall return to Company all such information that exists in written or other physical form (and all copies thereof) under his control. Executive agrees to sign the Company's standard form of confidentiality agreement contemporaneously with the execution and delivery of this Agreement.

     10. Termination. In addition to any right to terminate under Section 1 above:

     (a) Company shall have the right to terminate Executive's employment with Company under the following circumstances:

         (i)   Upon death of Executive;

         (ii) Upon notice from the Company to Executive in the event of an illness or other disability which has totally and permanently incapacitated him from performing his duties as Executive on a substantially full-time basis as described in the Company's long term disability plan;

         (iii) For good cause immediately upon notice from Company. Termination by Company of Executive's employment for "good cause" as used in this Agreement shall mean actual fraud, embezzlement or intentional misconduct which has caused demonstrable and serious injury to the Company; or

         (iv) Conviction of a felony or crime of moral turpitude which has caused serious injury to the Company.

     (b) If Executive's employment is terminated pursuant to Section 10(a)(iii) or 10(a)(iv) above, Executive's rights and Company's obligations hereunder, and all unvested stock options granted in accordance with this Agreement which have not already vested shall forthwith terminate in their entirety, except that, notwithstanding the foregoing, (i) the expiration date of any Options which have already vested in accordance with this Agreement shall be 30 days after the date of termination pursuant to Section 10(a).

     (c) If Executive's employment is terminated pursuant to this Section 10 no Termination Payment (as defined in Section 12) shall be payable.

     11. Termination By Executive. Prior to the expiration of the Term, Executive shall have the right to terminate his employment under this Agreement upon 30 days' notice to Company given within 60 days following the occurrence of any of the following events,

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provided that Company shall have 20 days after the date such notice has been given to Company in which to cure the conduct or cause specified in such notice:

     (a) Executive is not elected or retained in accordance with Section 2 as CEO (reporting to Company's Co-Chairman) and a director of Company;

     (b) There is a significant change in the nature or scope of the Executive's authority, powers, functions, duties or responsibilities;

     (c) There is a substantial and continued reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements available to a level below that which is reasonably necessary for the performance of Executive's duties;

     (d) Company shall fail to issue stock pursuant to Executive's stock options provided for herein or shall reduce his salary or shall deny Executive eligibility for annual discretionary bonuses, or Company shall fail to make any compensation payment required hereunder;

     (e) A Change of Control shall occur; and

     (f) Any breach of this agreement by the Company.

     12. Termination Payment. If a Non-Fault Termination (as defined below) of Executive's employment with Company shall occur other than by means of the death or disability of Executive, Executive shall be entitled to receive a lump sum payment equal to the sum of two times the sum of Executive's then annual base salary and bonus (provided, however, that in no event shall the annual bonus be less than $500,000) (Termination Payment). The Termination Payment shall be made to Executive not later than 30 days after the date of such Non-Fault Termination. "Non-Fault Termination" shall mean Executive's employment with Company shall be terminated (i) without cause, (ii) be reason of death or total and permanent disability pursuant to Section 9(a)(i) or (ii) hereof, or (iii) Executive shall validly terminate his employment pursuant to Section 11 hereof. Except for Executive's rights under Sections 5(e), 5(f) and 6(e), which shall remain in full force and effect after any Non-Fault Termination of this Agreement, and for the acceleration of the vesting of the Two Million Options, the Termination Payment described in this Section 12 shall be Executive's sole and exclusive remedy under this Agreement in the event of a Non-Fault Termination.

     13. Assignment. Company may assign this Agreement or all or any part of its rights hereunder to any entity that succeeds to all or substantially all of Company's assets or that holds, directly or indirectly, all or substantially all of the capital stock of Company or that is otherwise a successor in interest to Company generally, and this Agreement shall insure to the benefit of, and be binding upon, such assignee or successor in interest. This Agreement is personal to Executive and Executive may not, without the express written permission of Company, assign or pledge any rights or obligations hereunder to any person, firm, corporation or other entity.

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     14. No Conflict With Prior Agreements. Executive represents and warrants to
Company that, to the best of his personal knowledge and belief, neither the execution and delivery of this Agreement, his commencement of employment hereunder nor the performance of his duties hereunder conflicts with any contractual commitment on his part of any third party or violates or interferes with any rights of any third party.

     15. Key Man Insurance. Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, disability, accident or other insurance covering Executive and Executive shall have no right, title or interest in or to such insurance. Executive shall assist Company in procuring such insurance by submitting to reasonable examinations and signing such applications and other instruments as may be required by the insurance carriers to which applications is made for any such insurance.

     16. Post-Termination Obligation. After the expiration or earlier termination of the Executive's employment hereunder for any reason whatsoever, Executive shall not either alone or jointly, with or on behalf of others, either directly or indirectly, expressly or implied, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during a period of two years following such expiration or termination, solicit in any manner whatsoever the employment or engagement of, either for his own account or for any other person, firm, company or other entity, any person who is employed by Company or any affiliated entity, whether or not such person would commit any breach of his contract of employment by reason of his leaving the service of Company or any affiliated entity.

     17. Reimbursement of Legal Expenses; Personal Automobile.

     (a) Company agrees to reimburse Executive for his reasonable out-of-pocket legal expenses and costs incurred in connection with the negotiation and preparation of this Agreement.

     (b) Promptly after the commencement of Executive's employment with the Company, the Company shall purchase, on behalf of Executive, a brand-new 1999 model Mercedes-Benz SL 500 (or car of equivalent value) for use by the Executive and his spouse.

     18. Entire Agreement, Amendment, Waiver, Etc.

     (a) This Agreement supersedes all prior and/or contemporaneous agreement and/or statements, whether written or oral, concerning the terms of Executive's employment, and no amendment or modification of this Agreement shall be binding unless set forth in writing signed by Company and Executive. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be effective unless in writing and signed by the party effecting the waiver, and no such waiver shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

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     (b) All payments required to be made to Executive hereunder, whether during the term of his employment hereunder or otherwise, shall be subject to all applicable federal, state and local tax withholding laws.

     (c) This Agreement shall be governed by and construed in accordance with the laws of the State of California. In the event of any controversy or claim by either party hereunder, the prevailing party in any final and legally binding adjudication (as to which all periods for the filing of any appeal have expired) with respect to such controversy or claim shall be entitled to reimbursement from the losing party for reasonable attorney's fees and costs and for all other reasonable expenses of such adjudication.

     19. Notices. All notices that either party is required or may desire to give the other shall be in writing and shall be effective (i) upon personal delivery or (ii) three business days after deposit of the same with the United States Postal Service for delivery by certified mail, return receipt requested, addressed to the party to be given notice as follows:

To Company:   Global Crossing Ltd.
              150 El Camino Dr., Suite 204
              Beverly Hills, CA 90212
              Attn: Lodwrick Cook, Co-Chairman

To Executive: Robert Annunziata
              95 Minnisink Road
              Short Hills, NJ 07078

Either party may by written notice designate a different address for giving notices. The date of mailing of any such notices shall be deemed to be the date on which such notice is given.

     20. Arbitration. Any dispute arising out of this Agreement shall be determined by arbitration in Los Angeles, California, under the rules of the American Arbitration Association then in effect and judgement upon any award pursuant to such arbitration may be enforced in any court having jurisdiction thereof, provided each of the parties to this Agreement will appoint one person as an arbitrator to hear and determine the dispute, and if they are unable to agree, then the two arbitrators so chosen will select a third impartial arbitrator whose decision will be final and conclusive upon the parties to this Agreement. Subject to Section 18(c), the expenses of the arbitration proceedings concluded pursuant to this paragraph will be borne by the parties in such proportions as the arbitrators decide.

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     21. Certain Additional Payments by the Company. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution by the Company to or for the benefit of the Executive would be subject to the excise tax imposed by Section 4999 of the Code or any corresponding provisions of state or local tax laws as a result of payment upon a change of control, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments.

     22. Headings. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                               GLOBAL CROSSING LTD.


/s/ Robert Annunziata                          /s/ Lodwrick Cook
________________________________               _________________________________
ROBERT ANNUNZIATA                              LODWRICK COOK,
                                               CO-CHAIRMAN

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                                                                       Exhibit A

This Exhibit A is the "Exhibit A" referred to in the Employment Agreement, dated as of February 19, 1999 (the "Employment Agreement"), between Global Crossing Ltd. and Robert Annunziata (together, the "Parties").

The Parties agree that, for purposes of Sections 5(a), 5(f) and 6(a) of the Employment Agreement, the day referred to in such Sections as "the day before this Agreement is executed and delivered and announced" shall be deemed to be Thursday, February 18, 1999 and the closing share price of the common stock of Global Crossing Ltd. on such day was $49-5/8 per share.